UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2011

SPOT MOBILE INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-22636	75-2461665
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

300-71st Street, Suite 500

Miami Beach, FL 33141

(Address of principal executive offices, including zip code)

(305) 993-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated in this Current Report or the context otherwise requires, all references in this Current Report to “Spot Mobile International,” the “Company,” “us,” “our” or “we” are to Spot Mobile International Ltd.

Item 3.02	Unregistered Sales of Equity Securities.

On January 25, 2011, the Company completed the initial closing of a private placement (the “Private Placement”) with approximately 30 accredited investors (the “Investors”), pursuant to which the Company sold to the Investors an aggregate of 41 units (the “Units”) at a purchase price of $50,000 per Unit (the “Unit Price”). Each Unit is comprised of (i) 100,000 shares of our common stock, $.001 par value per share (the “Common Stock”); and (ii) a three-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $0.75 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events (the “Investor Warrants”). In the initial closing, we sold 41 Units and received net proceeds of approximately $1.8 million after payment of placement agent fees and costs relating to the Private Placement. Pursuant to the terms of the Private Placement, we may issue up to an additional 39 Units, for a total 80 Units (which the Company and the placement agent may in their sole discretion increase to 100 Units), at a price of $50,000 per Unit. The net proceeds from the Private Placement will be used to fund our ongoing operations and to provide working capital.

In consideration for services rendered as the placement agent in the Private Placement, upon the initial closing, we paid the placement agent cash commissions and an expense allowance fee aggregating $191,500. In addition, as consideration for services rendered in connection with the Private Placement, at the final closing date of the Private Placement, we will sell to the placement agent (i) warrants to purchase 10,000 shares of Common Stock for each Unit sold in the private placement at an aggregate cost of $10.00 (the “Placement Agent Warrants”), and (ii) 10,000 warrants identical to those sold to Investors. The Placement Agent Warrants will have a term of five years and shall be exercisable at $0.60 per share, subject to adjustment for stock splits, stock dividends, recapitalizations and similar events. The Placement Agent Warrants will also contain weighted average anti-dilution protection, cashless exercise provisions and “piggy-back” registration rights during the lifetime of the Placement Agent Warrants.

The Units were offered and sold in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The subscription agreements executed in connection with the transactions disclosed above contain representations from the Investors to support our reasonable belief that: (i) the Investors either received or had access to adequate information concerning the Company’s operations and financial condition in order to make an informed investment decision, (ii) the Investors acquired the Units for their own account for investment purposes only and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and (iii) the Investors are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act).

Neither the shares of Common Stock nor the Investor Warrants or Placement Agent Warrants, or the Common Stock issuable upon exercise thereof, have been registered under the Securities Act nor may any such securities be offered or sold absent registration or an applicable exemption from registration. The Company has agreed to file a registration statement with the Securities and Exchange Commission, within 90 days of the final closing of the Private Placement, covering the resale by the Investors of the shares of Common Stock issued in the Private Placement as well as the resale by the Investors and the placement agent of the shares of Common Stock issuable upon the exercise of the Investor Warrants and Placement Agent Warrants. Until this registration statement is declared effective by the SEC such shares of Common Stock may not be transferred or resold unless the transfer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPOT MOBILE INTERNATIONAL LTD.

Dated: January 31, 2010	By:	/s/ Charles J. Zwebner
Charles J. Zwebner
Chief Executive Officer

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